EXHIBIT 99.1
News Release
FOR IMMEDIATE RELEASE
JUNE 21, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES RECONSTITUTED BOARD

Archie W. Dunham, Former Chairman of ConocoPhillips,
Named Independent Non-Executive Chairman

 Four Other New Independent Directors Also Join Board:
 Bob G. Alexander, R. Brad Martin, Frederic M. Poses and Vincent J. Intrieri

OKLAHOMA CITY, OKLAHOMA, JUNE 21, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced the appointment of five new independent directors to its reconstituted nine-member Board of Directors.

Archie W. Dunham, former Chairman of ConocoPhillips and former Chief Executive Officer of Conoco, has been appointed by the Board as Chesapeake’s new independent Non-Executive Chairman.  Mr. Dunham has had no previous relationship with Chesapeake.  Aubrey K. McClendon has relinquished the position of Chairman but remains a Director and will continue to serve as Chesapeake’s Chief Executive Officer and as President.

Chesapeake’s Board also appointed four other new independent directors: three proposed by Southeastern Asset Management (SAM), its largest shareholder with a 13.9% ownership stake, and one proposed by Carl C. Icahn, its second largest shareholder with a 7.6% stake.  The new directors proposed by SAM are Bob G. Alexander, R. Brad Martin and Frederic M. Poses.  The new director proposed by Mr. Icahn is Vincent J. Intrieri.

These five new directors replace Richard K. Davidson, Kathleen M. Eisbrenner, Frank Keating and Don Nickles who have resigned and Charles T. Maxwell who retired at the annual meeting on June 8, 2012.  Following the annual meeting, Mr. Davidson and V. Burns Hargis submitted their resignations when they did not receive support of a majority of the shares voted.  The Board accepted Mr. Davidson’s resignation, but given Mr. Hargis’ current role as Chairman of the Audit Committee, and reflecting input from SAM and Mr. Icahn, the Board has declined to accept his resignation, at this time, to permit completion of the previously announced review of the financing arrangements between Mr. McClendon (and the entities through which he participates in the Founder Well Participation Program) and any third party that has had or may have a relationship with the company in any capacity.  Mr. Hargis will continue to lead the review, but is not expected to remain Chairman of the Audit Committee.  Upon completion of the review, the Board will revisit his resignation.

The other directors remaining on the Chesapeake Board are Mr. McClendon, Louis A. Simpson, who was proposed by SAM in 2011 and will now become Chairman of the Nominating and Governance Committee, and Merrill A. (“Pete”) Miller who was serving as Lead Independent Director.  With the appointment of an independent Non-Executive Chairman, the role of Lead Independent Director has been eliminated and Mr. Miller will become Chairman of the Compensation Committee.  Final Board Committee assignments will be made by the reconstituted Board.  As previously announced, the Board will also take the necessary actions to enable shareholders to elect the entire Board of Directors at the 2013 annual meeting of shareholders.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Pete Miller said, “On behalf of the Board, I would like to thank Dick, Kathleen, Frank and Don for their substantial contributions to Chesapeake.  I also want to welcome Archie Dunham as Non-Executive Chairman.  During the search process, it became readily apparent to the entire Board, and to SAM and the other shareholders with whom we consulted, that Archie is the right leader for this Board based on his deep knowledge of the energy industry, experience as an outside director of major natural resources companies and, most importantly, his reputation for integrity, independence, strong leadership and a focus on shareholder value.  We look forward to working with Archie and our four other new Board members, all of whom have the right blend of broad experience and sound judgment to guide Chesapeake and provide strong accountability going forward.”

Archie W. Dunham said, “I am honored to join the Chesapeake Board in the new role of independent Non-Executive Chairman and I am excited about the exceptional opportunities ahead for this high-potential company.  Under Aubrey’s leadership, Chesapeake has built an extraordinary portfolio of natural gas and oil assets in creating one of the world’s leading energy companies.  As I evaluated this opportunity, I was attracted by the clear mandate to provide strong oversight while working closely with the company’s exceptional management team, talented employees, and reconstituted Board in a situation where we have the opportunity to create substantial value for all shareholders in the years ahead.”

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, said, “I am pleased to welcome Archie Dunham to Chesapeake’s Board and look forward to working with him, our continuing Board members and our new Board members, Bob Alexander, Brad Martin, Fred Poses and Vince Intrieri, in our common mission to deliver to our shareholders the substantial net asset value we have created in the past seven years as Chesapeake has helped lead the unconventional resource revolution in the energy industry.  Archie is extraordinarily well regarded both inside and outside of the industry, and we are confident he is the right person to lead our Board as we complete the transition from the asset identification and capture phase of Chesapeake’s history to now harvesting those assets.  I also want to express my deep appreciation to Dick, Kathleen, Frank and Don for their professionalism and dedication while serving on our Board – they have made substantial contributions to Chesapeake’s development and we will miss them.”

O. Mason Hawkins, Chairman and Chief Executive Officer of Southeastern Asset Management, the Company’s largest shareholder, said, “Chesapeake has the assets and the opportunity to become the U.S.'s pre-eminent, low cost energy producer and to significantly grow its value per share.  We believe this board will prudently guide, assist and complement management's efforts to capture its potential.”

Carl C. Icahn, Chesapeake’s second largest shareholder, said, “We believe Chesapeake is now heading in the right direction.  With the Board providing strong oversight, the management team will be sharply focused on realizing the value of its assets and the company will be well positioned to create substantial value for shareholders going forward.”

Biographies of New Directors

Archie W. Dunham, 73, is the retired Chairman of ConocoPhillips.  He was Chairman, President and Chief Executive Officer of Conoco Inc. from 1999-2002, after being elected President and CEO in 1996.  He became Chairman of ConocoPhillips Company in 2002.  He was instrumental in orchestrating Conoco’s IPO separation from DuPont in 1998, the largest in US history, and in negotiating the merger of equals between Conoco Inc. and Phillips Petroleum Company in 2002.  Mr. Dunham currently serves on the Board of Directors of Union Pacific Corp and Louisiana-Pacific Corp, where he is the Chair of the Finance and Audit Committees.  He is also a member of Deutsche Bank’s Americas Advisory Board.  Previously, Mr. Dunham served on the boards of DuPont, Conoco, ConocoPhillips, Phelps Dodge and Pride International where he chaired essentially all the major board Committees.  He has continuously served on major corporate boards for nearly 30 years.  Mr. Dunham currently serves on the Commission on National Energy Policy and is a Board member of the CEO Forum.  He is the past Chairman of the National Association of Manufacturers, the United States Energy Association and the National Petroleum Council.  In 2005, he was appointed by President Bush to the President’s Commission on White House Fellowships.  In 2002, he was appointed by President Bush to the President’s Commission on Critical Infrastructure.  He served in the US Marine Corps from 1960-64 and currently serves as a member of the Marine Corps Heritage Foundation.  Mr. Dunham holds a Bachelor’s degree in geological engineering and a Master’s degree in Business Administration from the University of Oklahoma

Bob G. Alexander, 78, is the founder of Alexander Energy Corporation and served as its Chairman and Chief Executive Officer from 1980 until its sale to National Energy Group in 1996, at which time he became a Director of National Energy Group.  He later served as Chairman and Chief Executive Officer of National Energy Group from 1998 until its sale in 2006 to SandRidge Energy. Earlier in his career, Mr. Alexander was Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corp., subsidiaries of Reserve Oil and Gas Company.  He currently serves on the Board of Directors of Transatlantic Petroleum Corporation and CVR Energy, Inc.  Mr. Alexander received a Bachelor of Science degree in Geological Engineering from the University of Oklahoma.

Vincent J. Intrieri, 55, has been employed by Icahn related entities since October 1998 in various investment related capacities. Since January 1, 2008, he has served as Senior Managing Director of Icahn Capital L.P, the entity through which Carl C. Icahn manages investment funds, and since October 1, 2011, he has served as Senior Vice President of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P.  He has been a director of Icahn Enterprises G.P. Inc. since 2006. In addition, since November 2004, he has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners, and Icahn Offshore, the general partner of Icahn Master, Icahn Master II and Icahn Master III, entities through which Mr. Icahn invests in securities.  He is currently the chairman of CVR Energy, Inc., and also serves on the boards of Federal−Mogul Corporation, and Dynegy Inc.  He is also chairman of the board and a director of PSC Metals, Inc., (a privately held, non-listed company).  He is a former director of Motorola Solutions, Inc., Lear Corporation, WCI Communities, Inc., WestPoint International, Inc., National Energy Group, Inc., XO Holdings LLC, American Railcar Industries, Inc. and Viskase Companies, Inc.  Mr. Intrieri received his Bachelor’s degree in Accounting from The Pennsylvania State University and was a certified public accountant.

R. Brad Martin, 60, is former Chairman and Chief Executive Officer of Saks Incorporated, a position he held from 1989 to 2007. Mr. Martin currently serves on the Boards of Directors of FedEx Corporation, First Horizon National Corporation and Dillard’s Inc, where he is Chairman of the Audit Committee.  He is a former Director of lululemon athletica, Gaylord Entertainment, Inc. and Ruby Tuesday, Inc.  Mr. Martin received his Bachelor of Science in Political Science from the University of Memphis and an MBA from Vanderbilt University.

Frederic M. Poses, 69, is the Chief Executive Officer of Ascend Performance Materials, a private company.  Previously, he was Chairman and Chief Executive Officer of Trane Inc. (formerly American Standard Companies, Inc.) from 1999 until its acquisition by Ingersoll Rand in 2008.  He previously spent 30 years at AlliedSignal, Inc. and predecessor companies from 1969 to 1999, most recently as President and Chief Operating Officer.  He is Non-Executive Chairman of the Board of Directors of TE Connectivity Ltd. and a Director of Raytheon Company.  He is a former director of Centex Corporation and WABCO Holdings Inc.  Mr. Poses received his Bachelor's degree in Business Administration from New York University.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Marcellus, Haynesville, Bossier, and Barnett natural gas shale plays and in the Eagle Ford, Utica, Mississippi Lime, Granite Wash, Cleveland, Tonkawa, Niobrara, Bone Spring, Avalon, Wolfcamp and Wolfberry unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial marketing, midstream and oilfield services businesses directly and indirectly through its subsidiaries Chesapeake Energy Marketing Inc., Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.